Exhibit 99.1

       Innovex Expects Fiscal 2004 First Quarter Revenue of $44.3 Million


          Allows Option to Purchase 24.9% of KR Precision to Expire


    MAPLE PLAIN, Minn., Jan. 5 /PRNewswire-FirstCall/ -- Innovex, Inc. (Nasdaq: INVX) announced that revenue for its fiscal 2004 first quarter ended December 31, 2003 is expected to be approximately $44.3 million. This is an increase over the $41.5 million reported in the prior quarter and $34.5 million reported in the prior year first quarter. The improvement was driven by continued strength in actuator flex circuit (AFC), liquid crystal display (LCD) and stacked memory product line revenue. Diluted earnings per share are expected to be between $0.07 and $0.08, near the high end of analyst expectations.

    After evaluating a number of investment opportunities in new and existing growth areas, Innovex allowed its option to purchase 24.9% of KR Precision's outstanding stock to expire on December 31, 2003. The company determined that its Flex Suspension Assembly (FSA) strategic objectives will be achieved through its strategic alliance with KR Precision without requiring an ownership position and the risks that would entail. The company has no further obligations related to this option.

    "We expect to provide enhanced shareholder value by investing primarily in flexible circuit related technologies," commented William P. Murnane, Innovex's President and Chief Executive Officer. "The market for high density flexible circuits, Innovex's core technology, is very robust. We believe the best return for Innovex shareholders will be achieved by focusing our investment capital and resources on pursuing the many new and sizeable opportunities in this market. Our strategic alliance with KR Precision will continue to support the advancement of the FSA technology," stated Murnane.

    As part of the KR Precision option agreement, Allen Andersen was appointed to the Innovex Board of Directors. Under terms of the option agreement, Mr. Andersen is required to resign from the Innovex Board upon expiration of the agreement and he has submitted his resignation effective January 14, 2004 and withdrawn as a board candidate for election at the Innovex Annual Meeting of Shareholders to be held January 20, 2004. As a result, the Innovex Governance Committee is actively seeking qualified Board of Director candidates.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.



SOURCE  Innovex, Inc.
    -0-                             01/05/2004
    /CONTACT: Tom Paulson, CFO, or Doug Keller, VP - Finance, both of Innovex, Inc., +1-763-479-5300, Fax +1-763-479-5395/
    /Web site:  http://www.innovexinc.com /
    (INVX)

CO:  Innovex, Inc.
ST:  Minnesota
IN:  CPR HRD CSE
SU:  ERP